                                                                   EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of World Access, Inc. and subsidiaries for the registration of $300,000,000 13.25% Senior Notes due 2008 and $15,000,000 of its common stock and to the incorporation by reference therein of our report dated June 5, 1998, with respect to the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited for the year ended December 31, 1997 included in WA Telecom Current Report on Form 8-K dated July 27, 1998, as amended by Amendment No. 1 on Form 8-K/A dated September 4, 1998 and Amendment No. 2 on Form 8-K/A dated September 25, 1998.


                                          /s/ Ernst & Young LLP

Atlanta, Georgia
October 20, 1999